EXHIBIT 99.1

PlayBOX (US) Inc. Proposes to Acquire Leading UK Music & Entertainment Distributor, Delta Leisure Group Plc. and has Appointed a New Director to its Board of Directors

Friday December 14, 1:55 pm ET

LONDON, UNITED KINGDOM--(MARKET WIRE)--Dec 14, 2007 -- PlayBOX (US) Inc. (OTC BB:PYBX.OB - News) is pleased to announce the signing of a letter of intent dated December 14, 2007 for the proposed acquisition of 100% of the issued capital of U.K based Delta Leisure Group Plc ("Delta") an established distributor of an extensive catalogue of major music CD's, DVD's and video's throughout the UK and Europe. Playbox is also pleased to announce the appointment of Mr Harry Maloney to its Board of Directors from December 14, 2007.

Delta Music Acquisition

Pursuant to the terms of a letter of intent, Playbox and Delta have agreed that PlayBOX will acquire 100% of the issued capital of Delta for a combination of cash and stock. The completion of the transaction is subject to, inter alia, completion of satisfactory due diligence by Playbox; the execution of a formal share purchase agreement; the receipt of all necessary approvals; and the completion by Playbox of a minimum of $7m of debt or equity financing, which funds will be used to pay the cash component of the acquisition and provide working capital to allow Playbox to execute on its business plan.

Pursuant to the terms of a letter of intent, Playbox and Delta have agreed that PlayBOX will acquire 100% of the issued capital of Delta for a combination of cash and stock. The completion of the transaction is subject to, inter alia, completion of satisfactory due diligence by Playbox; the execution of a formal share purchase agreement; the receipt of all necessary approvals; and the completion by Playbox of a minimum of $7m of debt or equity financing, which funds will be used to pay the cash component of the acquisition and provide working capital to allow Playbox to execute on its business plan.

Delta, whose registered office is in Orpington, UK, holds 75% of the shares in Delta Music Limited. Delta Music Limited, has two subsidiaries: Delta Home Entertainment Ltd., and Delta Music Merchandising Ltd. Since its inception in 1993, the Delta group of companies (the "Group") has become one of the most recognized manufacturers and distributors of entertainment products in the UK with client distribution outlets including Universal, Asda, Tesco, Aldi, Sit-Up TV, TK Maxx, Toys-R-Us and Sainsbury's. In addition, Delta Music Limited was an early mover in the growing on-line digital download industry. With online sales having doubled over the last year alone, PlayBOX, by acquiring the Group, is ideally positioned to exploit the online digital music downloads industry by adding content to its front and back end media delivery software solution named Playbox.

Assuming completion of the acquisition, PlayBOX's strategy is to build a global media entertainment company through a combination of acquisitions, organic growth and consolidation. Digital media whether delivered through PC's; TV; Mobiles or hand held computers is the new industrial revolution of the 21st Century, and PlayBOX stands at the forefront of this revolution. The acquisition of Delta, with its combination of I.P. ownership of copyrights in music and visual media, access to the traditional marketplace, and as an early mover in the digital download music market, positions PlayBOX very well to take advantage of the growth in the exploitation of IP ownership coupled with its own means of exploitation.

Robert Burden, PlayBOX CEO comments: "This first acquisition will provide PlayBOX with a platform for growth through the acquisition of other complementary trading and profitable companies in the multi media entertainment industry." Mr Burden concludes "Playbox will combine the traditional offline distribution networks provided by Delta with the very latest online & mobile channels"

Appointment of Director

The company's growth has been accelerated further through the appointment today of Harry Maloney as Director of Business Strategy.

With in excess of 30 years industry experience, Mr Maloney has worked in a variety of executive positions across the industry. As Chairman of a multi national music company, Apex Entertainment Group, he made a number of acquisitions in the media entertainment industry significantly boosting revenues and profitability of the organisation. Mr Maloney was Commercial Director for BMG Records, where he delivered five new business areas to the company, delivering 40% of the Company's profits, including catalogue exploitations of acts such as Annie Lennox, Take That and Elvis Presley. BMG's Commercial Division grew under Mr Maloney's guidance to a turnover approaching US $28m. Recently, he has worked as director of BPI (the British Record Industry's Trade Association).

About PlayBOX

PlayBOX is a UK based technology company with over three years experience at offering online shop facilities to the music industry. We specifically target emerging artists and small-to-medium sized record labels who have not got the present knowledge or resource to set-up and manage their own online shop/distribution channel PlayBOX offers this to them pool services like hosting, streaming, e-commerce and digital rights management (DRM) together with the online experience and know-how to offer a cost-effective and professional platform on which to sell and promote their music products from. It is fundamental for these artists or record labels to have an online presence and PlayBOX gives this to them and more, ensuring they can focus all their attention on making music.

FORWARD-LOOKING STATEMENTS: Statements about PYBX's and Delta's future expectations, including the completion of the acquisition of Delta by PYBX, future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. PYBX's and Delta's actual results could differ materially from expected results. Neither PYBX or Delta undertakes any obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this objective; PYBX and Delta will appropriately inform the public.

Contact:
PlayBOX (US) Inc.
Robert Burden
Email: mailto:robert@play-box.comrobert@play-box.com